UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

 Commission File Number: 000-51071

SPY, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	33-0580186
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2070 Las Palmas Drive, Carlsbad, California 92011
(Address of principal executive offices)

760-804-8420
(Registrant’s Telephone Number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

See Item 5.02 below.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of James McGinty as Chief Financial Officer

Spy, Inc. (the “Company”) today announced the appointment of Mr. James McGinty as the Company’s Chief Financial Officer, effective August 19, 2013. Mr. McGinty replaces Mr. Michael Angel, the Company’s former Chief Financial Officer and acting interim Chief Financial Officer, whose services as interim Chief Financial Officer will end upon Mr. McGinty’s employment.

From 2000 to 2013, Mr. McGinty was a member of the management team of Hot Topic, Inc., serving as Chief Financial Officer from February 2001 to March of 2013. Prior to Hot Topic, Mr. McGinty was Vice President-Controller at Victoria's Secret Stores, a division of The Limited, Inc., from July 1996 to July 2000, and held various financial and accounting positions within other divisions of The Limited, Inc. from 1984 to 1996. Mr. McGinty holds a B.S. degree in Accounting from Miami University in Oxford, Ohio.

Pursuant to the employment agreement entered into by the Company and Mr. McGinty (the “Employment Agreement”), Mr. McGinty will receive, for a term of three years: (i) an annual base salary of $265,000 and (ii) a nonstatutory stock option (the “Stock Option”) to purchase up to 400,000 shares of the Company’s common stock, vesting annually in one-third increments over a period of three years, pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan. Mr. McGinty will be eligible to receive a total potential annual cash bonus for the 2014 calendar year of up to 50% of Mr. McGinty’s annual base salary, awarded at the discretion of compensation committee of the Board of Directors. Any bonus for the 2013 calendar year will be determined and awarded at the discretion of the Board of Directors. The Company may terminate the Employment Agreement at any time, with or without Cause, as such term is defined in the Employment Agreement. If the Company terminates the Employment Agreement without Cause, Mr. McGinty will be entitled to (i) 12 months base salary and (ii) vesting of 50% of the unvested portion of the Stock Option.

The Company and Mr. McGinty also entered into a change in control severance agreement (the “Change in Control Agreement”), which provides that, in the event Mr. McGinty’s employment is involuntarily terminated by the Company without Cause, as such term is defined in the Change in Control Agreement, within 12 months following a change of control transaction, or if Mr. McGinty voluntarily terminates his employment within 14 months following a change of control transaction, Mr. McGinty will be entitled to: (i) continuation of his base salary for a period of 18 months, (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. McGinty becomes eligible for group insurance benefits from another employer, (iii) payment of a bonus equal to 50% of Mr. McGinty’s potential annual bonus, and (iv) acceleration of the vesting of unvested portions of the Stock Option. The Change in Control Agreement was issued under our Change in Control Severance Plan, which was adopted on December 8, 2010 and is filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2010.

The foregoing descriptions of the Employment Agreement and Change in Control Agreement do not purport to be complete, and are qualified in their entirety by the full text of the Employment Agreement and Change in Control Agreement, attached hereto as Exhibits 10.1 and 10.2, respectively and are incorporated by reference herein.

Appointment of Mr. David Rane to the Board of Directors

The Company today announced the appointment of Mr. David Rane to the Company’s Board of Directors, effective August 22, 2013. In addition to serving as a director, Mr. Rane will serve as a member of the Company’s Audit Committee.

Mr. Rane currently serves as Chief Financial Officer and a director of Spectrum Sports, Inc., a non-profit organization focused on serving the special needs community, and as a director and Chairman of the Audit Committee of Telanetix, Inc., a publicly traded, broadband audio communications company. Mr. Rane has also served as Chief Financial Officer of several companies, including Callaway Golf Company, a publicly traded company that manufactures golf equipment, NextImage Medical, Inc., a healthcare management and technology company, World Waste Technologies, Inc., a company focused on renewable energy, and SureBeam Corporation, a development stage company focused on food safety that filed for bankruptcy in 2004. Prior to these positions, Mr. Rane was employed by PricewaterhouseCoopers, where he was responsible for resolving complex accounting and reporting issues, including serving for two years in its national SEC and Accounting Services Group. Mr. Rane received his undergraduate degree from Brigham Young University in 1978, and is a certified public accountant.

There are no arrangements or understandings in connection with the appointment of Mr. McGinty or Mr. Rane, nor are there any related party transactions between the Company and Mr. McGinty or Mr. Rane that would require disclosure under Item 404(a) of Regulation S-K. A copy of the press release announcing the appointments of Mr. McGinty and Mr. Rane is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01

Financial Statements and Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPY, Inc.

Date: August 7, 2013	By:	Michael Marckx
Name: Michael Marckx
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Employment Agreement between SPY, Inc. and James McGinty
EX-10.2	Change in Control Severance Agreement between SPY, Inc. and James McGinty
EX- 99.1	Press Release, dated August 7, 2013